Release Date:  March 22, 2004            Contact:  Craig A. Creaturo
                                         Chief Accounting Officer
                                         and Treasurer
                                         ccreaturo@ii-vi.com
                                         Homepage:  www.ii-vi.com



                            II-VI INCORPORATED
              INCREASES THIRD QUARTER AND FISCAL YEAR REVENUES
                          AND EARNINGS GUIDANCE


PITTSBURGH, PA, March 22, 2004 - II-VI Incorporated (NASDAQ NMS: IIVI) today increased its revenue and earnings guidance for the third fiscal quarter ending March 31, 2004 and fiscal year ending June 30, 2004. This guidance replaces previous guidance provided on January 21, 2004. The Company said it now expects third quarter revenues to range from $35.5 million to $37.0 million and earnings per share to range from $0.23 to $0.27. For the fiscal year ending June 30, 2004, the Company currently expects revenues to range from $142 million to $144 million and earnings per share to range from $0.95 to $1.00. The revised outlook reflects continued strong demand for the Company's products. Actual results for the third quarter ending March 31, 2004 are expected to be released on Wednesday, April 21, 2004 after the market closes.

Revenues and earnings for the third fiscal quarter ended March 31, 2003 were $32.4 million and $0.21 per share respectively; revenues and earnings for the fiscal year ended June 30, 2003 were $128.2 million and $0.81 per share respectively.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI and Laser Power brand names and are used primarily in high-power CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific and medical instruments and laser gain material and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics brand name. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detection materials and products for use in medical, industrial, environmental and scientific applications. The Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

This press release contains forward-looking statements as defined by
Section 21E of the Securities Exchange Act of 1934. Any information which is not historical in nature constitutes such forward-looking statements. Actual results may differ from the results described in any forward-looking statements due to, among other things, changes in market demand for infrared, near-infrared and military infrared optics, and products of the eV PRODUCTS division and Wide Bandgap Materials group, the Company's ability to maintain or increase market share, the Company's ability to effectively address market opportunities, and general market and economic conditions throughout the world. Additional information on potential factors that could affect the Company's financial results was included in the Company's Form 10-K for the year ended June 30, 2003 as filed with the Securities and Exchange Commission.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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